Exhibit 99.1

Contact:
Charles & Colvard Ltd.
Jim Braun, Chief Financial Officer
(919) 468-0399 Ext. 224
jbraun@moissanite.com
Investor Relations
Bill Zima
Integrated Corporate Relations
(203) 682-8200
wzima@icrinc.com

Charles & Colvard Reports Fiscal Second Quarter 2007 Financial Results

MORRISVILLE, N.C., July 23, 2007 — Charles & Colvard, Ltd. (NASDAQ: CTHR), the global source of moissanite, a created jewel available for use in fine jewelry, today reported second quarter 2007 operating results.

For the three months ended June 30, 2007, net sales decreased 11% to $7.6 million as compared to $8.5 million in the second quarter of 2006. Gross profit decreased 14% to $5.5 million compared to $6.4 million in the prior year period. Operating income for the three months ended June 30, 2007 decreased 47% to $889,000 from $1.7 million for the same period in 2006.

Net income for the second quarter of 2007 decreased 52% to $529,000, or $0.03 per diluted share, compared to net income of $1.1 million, or $0.06 per diluted share, in the comparable period of 2006.

Bob Thomas, President and Chief Executive Officer commented, “Our second quarter sales results reflect a number of factors, including a weak overall jewelry retail environment. Sales of moissanite jewels to our top four direct customers, which represented 71% of total sales, were down 18% in the second quarter compared to the prior year. At the same time, sales to our remaining direct customers were up 14% over the same quarter last year.

As we continue to build transparency with our manufacturing and retailing partners, we see that inventory levels at retail are high, therefore replenishment orders to support retail sales are smaller than would normally be expected. In addition, our anticipated chain wide rollout at Sears scheduled for the second half of fiscal 2007 has been delayed in order to provide additional time to test our moissanite category at the 150 Sears locations where it is currently available. As a result of all these factors, we are adjusting our annual revenue expectation to a range of $35 million to $38 million for the full 2007 fiscal year.”

Sales are expected to trend stronger in the second half compared to the first half, with a larger percentage expected in the fourth quarter as retailers accelerate their rollout for the holiday season and the total moissanite door count at Kohl’s continues to ramp up.

Gross profit margins in the second quarter were 72.5%, and the Company believes that they will remain in the range of 65% to 75%. Furthermore, the company expects that full year marketing and sales expense will be in the range of approximately 43% to 48% of total net sales. The expectation for sales and marketing expense for fiscal 2007 has increased on a percentage basis as the Company will be supporting revenue initiatives at a higher level than last year.

Mr. Thomas concluded, “This has been a challenging period for our business but we remain very strong believers in our brand and the overall strength of our fine moissanite jewelry. We continue to develop compelling marketing initiatives that we expect will increase customer awareness and demand for our moissanite jewels and for moissanite jewelry. Indeed, while our sales of moissanite jewels this year have been below our initial expectations, we expect retail sales of moissanite jewelry to improve.

In order to build awareness and sales at the retail level, we have planned several new, exciting advertising and marketing initiatives among the larger moissanite retailers. We are also pursuing additional retail opportunities to expand our distribution both in the U.S. and abroad. We are encouraged by the potential of our business and believe our initiatives will improve our prospects for growth in the years to come.”

Charles & Colvard’s domestic sales in the second quarter decreased 12% to $6.3 million compared to the second quarter of 2006. International sales for the second quarter decreased 8% to $1.2 million, with strong results from Thailand and Taiwan offset by reduced sales to Canada. Total shipments of 46,800 carats for the current period were 9% less than the 51,100 carats shipped in the same period of 2006. Shipments of carats in the U.S. decreased 7% while international shipments of carats decreased 15%.

At June 30, 2007 total inventory (including consignment) increased by $2.4 million compared to March 31, 2007 primarily due to the level of raw material purchases. The Company’s raw material inventories of silicon carbide crystals are purchased under exclusive supply agreements with a limited number of suppliers. Because the supply agreements restrict the sale of these crystals to only the Company, the suppliers negotiate minimum purchase commitments with the Company that may result in periodic levels of raw and in-process inventories that are higher than the Company might otherwise maintain.

Share and per share data for all periods presented reflect the effect of the one share for every four shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006.

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 4:45 p.m. EDT on July 23, 2007. Interested parties may participate in the call by dialing 913-981-4911. The conference call will also be broadcast live over the Internet. To listen to the live webcast of the event, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. A replay of the call will be available from July 23, 2007 through July 30, 2007. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 2216704.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (NASDAQ: CTHR), based in the Research Triangle Park area of North Carolina, is the global sole-source of lab-created moissanite, a unique, near-colorless jewel that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability and rarity. Currently used in fine jewelry, Charles & Colvard created Moissanite™ is primarily marketed to the self-purchasing woman as the perfect reward or indulgence for a woman celebrating her achievements, whether personal or professional, big or small. For more information, please access www.moissanite.com or www.charlesandcolvard.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to products, sales, revenues and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including, but not limited to the Company’s ability to manage growth effectively, dependence on Cree, Inc. as the current supplier of the substantial majority of the raw material, ability to develop a material second source of supply, dependence on a limited number of jewelry manufacturing customers, dependence on continued growth and consumer acceptance of the Company’s products, in addition to the other risks and uncertainties described in more detail in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors relevant to our business.

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-Financial Tables on Next Page-

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$7,582,133	$8,513,270	$13,362,799	$16,530,103
Cost of goods sold	2,084,015	2,126,440	3,433,635	4,236,183

Gross profit	5,498,118	6,386,830	9,929,164	12,293,920

Operating expenses:
Marketing and sales	3,459,249	3,594,676	6,135,416	6,115,467
General and administrative	1,136,953	1,104,411	2,288,910	2,135,096
Research and development	13,234	15,562	28,872	36,158

Total operating expenses	4,609,436	4,714,649	8,453,198	8,286,721

Operating income	888,682	1,672,181	1,475,966	4,007,199
Interest income	153,188	203,506	324,816	408,528

Income before income taxes	1,041,870	1,875,687	1,800,782	4,415,727
Income tax expense	512,892	779,891	932,520	1,795,684

Net income	$528,978	$1,095,796	$868,262	$2,620,043

Net income per share:
Basic	$0.03	$0.06	$0.05	$0.14

Diluted	$0.03	$0.06	$0.05	$0.14

Weighted-average common shares:
Basic	18,061,603	18,208,441	18,024,275	18,259,811

Diluted	18,289,008	18,728,997	18,291,466	18,829,721

Note

Share and per share data for all periods presented reflect the effect of the one share for every four shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006.

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2007	December 31, 2006
Assets
Current Assets:
Cash and equivalents	$9,598,577	$13,762,786
Accounts receivable	10,489,766	14,320,672
Interest receivable	12,618	16,381
Notes receivable	391,020	376,030
Inventory	20,212,000	20,677,215
Inventory on consignment	1,904,568	2,023,542
Prepaid expenses	645,021	783,989
Deferred income taxes	581,163	583,322

Total current assets	43,834,733	52,543,937

Long Term Assets
Notes Receivable	—	23,970
Inventory	18,113,858	11,808,140
Furniture and equipment, net	660,172	651,134
Patent and license rights, net	300,816	288,171
Deferred income taxes	982,968	686,621

Total long term assets	20,057,814	13,458,036

Total assets	$63,892,547	$66,001,973

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable:
Cree, Inc.	$1,272,701	$1,598,956
Other	1,146,364	2,870,752
Income taxes payable	—	413,387
Accrued payroll	258,263	322,383
Accrued co-op advertising	812,653	1,275,041
Accrued expenses and other liabilities	527,118	244,539

Total current liabilities	4,017,099	6,725,058

Long Term Liabilities	1,012,903	—

Total liabilities	5,030,002	6,725,058

Commitments and contingencies

Shareholders’ Equity	58,862,545	59,276,915

Total liabilities and shareholders’ equity	$63,892,547	$66,001,973